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                         U.S. TIMBERLANDS COMPANY, L.P.




FOR IMMEDIATE RELEASE


Contacts:     Thomas C. Ludlow
              Chief Financial Officer
              U.S. Timberlands Company, L.P.
              (212) 755-1100


                 U.S TIMBERLANDS L.P. SIGNS DEFINITIVE AGREEMENT
                       TO BE ACQUIRED BY MANAGEMENT GROUP

NEW YORK, October 17, 2002 - - U.S. Timberlands Company, L.P. (Nasdaq: TIMBZ) today announced that it has signed a definitive agreement to be acquired by an acquisition company formed by the Company's management at a price of $3.00 per common unit. The first step in the transaction will be a tender offer, which is scheduled to commence within 15 business days. Consummation of the tender offer is subject to the completion of financing and the settlement of all outstanding class action litigation relating to the proposed going private transaction. A tentative settlement of the class action lawsuits has been reached, which is subject to court approval and other customary conditions.

U.S. Timberlands Company, L.P. and its affiliate own 670,000 fee acres of timberland and cutting rights on 18,000 acres of timberland containing total merchantable timber volume estimated to be approximately 1.8 billion board feet in Oregon and Washington, east of the Cascade Range. U.S. Timberlands specializes in the growing of trees and the sale of logs and standing timber. Logs harvested from the timberlands are sold to unaffiliated domestic conversion facilities. These logs are processed for sale as lumber, molding products, doors, millwork, commodity, specialty and overlaid plywood products, laminated veneer lumber, engineered wood I-beams, particleboard, hardboard, paper and other wood products. These products are used in residential, commercial and industrial construction, home remodeling and repair and general industrial applications as well as a variety of paper products. U.S. Timberlands also owns and operates its own seed orchard and produces approximately five million conifer seedlings annually from its nursery, approximately 75% of which are used for its own internal reforestation programs, with the balance sold to other forest products companies.



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This announcement is neither an offer to purchase nor a solicitation of an offer to sell U.S. Timberlands units. The tender offer will only be made through an offer to purchase, letter of transmittal and related tender offer materials. At the time the expected tender offer is commenced, the acquisition company will file these tender offer materials with the Securities and Exchange Commission and U.S. Timberlands will file a solicitation/recommendation statement with respect to the offer. The tender offer materials and the solicitation/recommendation statement will contain important information. Unitholders are urged to read this information carefully before making any decisions about the tender offer. The tender offer materials, certain other offer materials, and the solicitation/recommendation statement will be sent free of charge to all unitholders of U.S. Timberlands. All of these materials will also be available free of charge at the SEC's website at www.sec.gov.



CERTAIN INFORMATION DISCUSSED IN THIS PRESS RELEASE MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ALTHOUGH U.S. TIMBERLANDS BELIEVES THAT EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED UPON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ACHIEVED. FORWARD-LOOKING INFORMATION IS SUBJECT TO CERTAIN RISKS, TRENDS, AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH RISKS, TRENDS AND UNCERTAINTIES INCLUDE THE HIGHLY CYCLICAL NATURE OF THE FOREST PRODUCTS INDUSTRY, ECONOMIC CONDITIONS IN EXPORT MARKETS, THE POSSIBILITY THAT TIMBER SUPPLY COULD INCREASE IF GOVERNMENTAL, ENVIRONMENTAL OR ENDANGERED SPECIES POLICIES CHANGE, AND LIMITATIONS ON U.S. TIMBERLANDS' ABILITY TO HARVEST ITS TIMBER DUE TO ADVERSE NATURAL CONDITIONS OR INCREASED GOVERNMENTAL RESTRICTIONS. FOR A MORE COMPLETE DESCRIPTION OF FACTORS, WHICH COULD IMPACT U.S. TIMBERLANDS AND THE STATEMENTS CONTAINED HEREIN, REFERENCE SHOULD BE MADE TO U.S. TIMBERLANDS' FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.